VGrab Communications Inc. 810-789 West Pender St Vancouver, BC V6C 1H2

OTCQB: VGRBF

News Release

VGRAB COMMUNICATIONS INC. APPOINTS NEW DIRECTOR

VANCOUVER, BRITISH COLUMBIA - (July 22, 2016) VGrab Communications Inc. (OTCQB: VGRBF) (the “Company” or “VGrab”) a development stage company that through its VGrab platform creates an opportunity to combine both consumer and merchants together, and allows its members to promote their brands to specific groups of interest for a fraction of price, announced today that Nelson Da Silva has resigned as a director of the Company.

As consideration for Mr. Da Silva’s services, the Company agreed to issue Mr. Da Silva 300,000 shares of its common stock as fully paid and non-assessable. The shares will not be registered under the Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

To fill the vacancy caused by Mr. Da Silva’s resignation, the Company appointed Mr. Lim Hun Beng a director of the Company. Mr. Lim is a principal of Hampshire Group, the Company’s significant shareholder.

Mr. Lim (59) started his career in his early twenties. His main focus throughout the years has been strategic business and property development in the Asia, more specifically, Malaysia and China.

In 1992, Mr. Lim set up a joint-venture company with the local government of the city of Zhuhai, China to develop a 3.6 km2 property, which includes Formula One standard race circuit, a 36-hole golf course, and a mix of residential and commercial buildings. In 2006, Mr. Lim founded Hampshire Group, the Company actively involved in green energy, environmentally-friendly property development and agriculture. In 2010 Mr. Lim took over Linear Group, a Malaysian corporation specializing in manufacturing and operating industrial HVAC projects.

For additional information, please refer to Form 8-K the Company filed with the Securities and Exchange Commission on July 22, 2016.

About VGrab

VGrab is a platform for any lifestyle from shopping to leisure. Through widely connected mega chains to the local street ventures, VGrab creates an opportunity to combine both consumer and merchants together by promoting brands to a specific group of interest for a fraction of price.

On behalf of the Board of Directors,

Jacek P. Skurtys, President

CONTACT INFORMATION

VGrab Communications Inc.

604-722-0041